Exhibit 99.1

Dear Shareholder,

There are a number of critical issues surrounding our upcoming 2009 Annual Meeting, and we believe the attached documents can provide helpful insight into the Company’s position on them.

One of the fundamental areas of contention between the Company and its dissident shareholder has been the best plan for value creation. We have been deliberate in making our strategy development process as clear and transparent to our shareholders as possible. With this commitment in mind, the attached Business Strategy 2009 and Business Strategy Supplement documents provide a closer look at:

•	Our path to the Company’s strategic plan
•	The data we reviewed
•	How we have defined our competitors, market strategies and product vision
•	Our progress against our objectives
•	Our expectations for the future

In the 23 months since we began moving Tecumseh toward our goal of restoring the Company’s brand promise and building our global leadership in commercial refrigeration, we have engaged in two intensive strategy development phases. The entire process has been data-driven, open-minded, and informed by the analysis of respected outside experts, such as international turnaround consultants CRA, investment banking firm Rothschild and others. It has also been focused on measurability, with clearly defined checkpoints to ensure we stay on time and on budget.

The first phase involved shedding non-core operations and transforming hidden and idle assets into much-needed cash in order to reduce dangerous debt levels and build appropriate liquidity for the business. Our emphasis was on wringing out the waste, inefficiencies and under-performance created over many years of poor corporate management – a period characterized by overinvestment in vertical integration and redundancies across various geographic regions. As our strategy documents show, no option was left off the table. In the end, the overwhelming conclusion was that the greatest shareholder value could be generated by pursuing a “best cost country” strategy that consolidates currently underutilized manufacturing operations into lower-cost manufacturing locations, with product customization occurring near those markets the Company chooses to pursue.

We have consistently communicated that we believe these actions can produce 3-5% operating profit in the near term. We have made significant progress executing against this objective and the array of other strategic, cost-reduction and systems standardization initiatives we first outlined for our shareholders in mid-2008. While the current economic climate has extended the anticipated timeframe for achieving these targets, we remain confident that our financial and operational goals will be achieved under our strategy.

Our most recent plan refinement phase occurred against the backdrop of the unprecedented global economic meltdown. By drawing on additional data and assessing our work to date, we adjusted the pace and priorities of our strategic plan to focus on preserving cash while refining our market and product strategies. We want to ensure that our business will be growing, cost-effective and nimble in the future. As a result of these actions, we believe we are very well positioned to take advantage of the market as it recovers from today’s low point.

As we look ahead to the August 14, 2009 Annual Meeting, shareholders will have the opportunity to support Tecumseh’s efforts to establish world-class governance and a capital structure to enable the continued successful implementation of our strategic plan for value creation:

•	We have asked our shareholders to approve a slate of Board candidates with the experience and independence to guide the Company toward its goals in today’s difficult environment

•

We have proposed a “one share, one vote for all” recapitalization plan that creates a more attractive stockholding for a broader audience of investors and brings substantially greater liquidity to our Class B shareholders. Without a recapitalization, the current outdated capital structure, rejected by all but a small percentage of public companies, will continue to be a permanent drag on realizing the potential value of this enterprise.

We believe these two issues are as important to unlocking the value of this Company as the business strategies it pursues. We invite you to review the attached documents as you carefully consider the choices at hand, and we thank you for your continued support of Tecumseh Products Company.

Edwin L. Buker

Chairman, President and Chief Executive Officer

Tecumseh Products Company has filed a definitive proxy statement/prospectus and other relevant documents concerning the annual meeting with the United States Securities and Exchange Commission (“sec”) on July 10, 2009. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement/prospectus. The Company advises shareholders to read the definitive proxy statement/prospectus because it contains important information about the company and certain proposals to be presented to a vote of shareholders at its 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement/prospectus and other documents the company files with the sec at the sec’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement/prospectus by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting georgeson inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).

The company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement/prospectus. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement/prospectus referred to above.

If you have any questions or need assistance with voting your shares on the WHITE proxy, please call:

199 Water Street, 26th Floor, New York, NY 10038 | Shareholders Call Toll Free: (866) 203-1198 | Banks and Brokers Call: (212) 440-9800